Exhibit 10.2

EMPLOYEE RETENTION AGREEMENT
THIS AGREEMENT is entered into by and between PNM Resources, Inc. (“PNMR”) and Charles N. Eldred (the “Employee”) (collectively, the “Parties”).
RECITALS:
To incentivize Employee to continue employment through December 31, 2017 and meet certain performance measures, PNMR is offering Employee the Retention Bonuses and the Restricted Stock Rights Awards as specified in this Agreement.
TERMS AND CONDITIONS:
1.Effective Date of Agreement.
This Agreement shall be effective on January 1, 2015 (the “Effective Date”).
2.    Scope of Agreement; At Will Employment.
All terms and conditions of Employee’s employment with PNMR Services Company (the “Company”) are unchanged and are determined pursuant to Company’s employment policies and practices unless otherwise specifically modified by this Agreement. For the avoidance of doubt, Employee remains eligible to participate in benefit plans and programs sponsored by PNMR and its affiliates that are generally available to officers of PNMR including but not limited to, the Officer Annual Incentive Plan, the Long-Term Incentive Plan and the Officer Retention Plan, subject to the terms and conditions of those plans. This Agreement is intended to supplement and not replace the benefit plans and programs sponsored by PNMR and its affiliates.
Employee acknowledges that Employee’s employment by Company remains “at-will” and that Employee or Company may terminate the employment relationship at any time for any reason. If the employment relationship ends during the term of this Agreement, this Agreement will only govern the terms of the payment of the Retention Bonuses and the Restricted Stock Rights Awards.
3.    Retention Bonus and Restricted Stock Rights Award.
Employee shall be entitled to the Retention Bonuses and the Restricted Stock Rights Awards set forth below if: (1) Employee remains employed by Company through the applicable Retention Dates; (2) Employee continues to devote substantially all of Employee’s undivided working time, attention, knowledge, and skills to Employee’s job assignment as determined by the Chief Executive Officer in her discretion; (3) Employee completes or satisfies the Performance Deliverables listed on Appendix A prior to the applicable Retention Dates; and (4) Employee executes and does not revoke the release in accordance with Section 9 (Release).
If Employee satisfies the Performance Deliverables, Employee shall receive the Retention Bonus and the Restricted Stock Rights in the amounts specified in the tables below. Shortly after each Retention Date, the Chief Executive Officer will assess and certify to the PNMR Compensation and Human Resources Committee (the “Committee”) whether Employee has satisfied the Performance Deliverables. Within 60 days of each Retention Date, the

Committee will consider the Chief Executive Officer’s certification and make the final determination of the satisfaction of the Performance Deliverables.
If Employee does not satisfy the Performance Deliverables for Retention Bonus 1 and Restricted Stock Rights Award 1, but satisfies the Performance Deliverables for Retention Bonus 2 and Restricted Stock Rights Award 2, Employee shall be entitled to receive Retention Bonuses 1 and 2 and Restricted Stock Rights Awards 1 and 2 at the time Retention Bonus 2 and Restricted Stock Rights 2 would otherwise be paid (less any amounts Employee has already received pursuant to this Agreement).
If Employee does not satisfy the Performance Deliverables, the Committee, in its discretion, may award Employee a Retention Bonus and/or a Restricted Stock Rights Award in such amount as it deems appropriate. In no event is Employee entitled to either a Retention Bonus or a Restricted Stock Rights Award if Employee does not satisfy the Performance Deliverables.

	Retention Date	Amount
Retention Bonus 1	December 31, 2016	$175,000
Retention Bonus 2	December 31, 2017	$200,000
The Retention Bonus shall be “paid” by allocating Discretionary Credits to Employee under the PNM Resources, Inc. Executive Savings Plan II (the “ESP II”). The Discretionary Credits will be credited under the ESP II in accordance with Section 7 (Discretionary Credits Allocated to ESP II) below. Employee does not have the right to receive cash in lieu of a Discretionary Credit.

	Retention Date	Restricted Stock Rights
Restricted Stock Rights Award 1	December 31, 2016	Restricted Stock Rights equal to $100,000/the Fair Market Value of one share of PNMR Stock as of the Grant Date.
Restricted Stock Rights Award 2	December 31, 2017	Restricted Stock Rights equal to $275,000/the Fair Market Value of one share of PNMR Stock as of the Grant Date.
The Restricted Stock Rights Awards are granted pursuant to the 2014 Performance Equity Plan (the “PEP”). The terms of the PEP are hereby incorporated by reference. Capitalized terms used in this Agreement not otherwise defined in this Agreement shall have the meanings given to such terms in the PEP.

The Grant Date for Restricted Stock Rights Awards shall be the date on which the Committee makes a final determination of the Performance Deliverables, which generally will be at the Committee’s first regularly scheduled meeting in 2017 and 2018. If the Committee makes a determination of the satisfaction of the Performance Deliverables during a blackout period, the Grant Date will be the first trading day after expiration of the blackout period, as determined in accordance with PNMR’s Equity Compensation Policy.
Restricted Stock Rights Award 1 shall be paid in the form of Stock of PNMR during the period beginning on January 1, 2017 and ending on March 15, 2017, provided Employee has executed and not revoked the release required by Section 9 (Release). Restricted Stock Rights Award 2 shall be paid in the form of Stock of PNMR during the period beginning on January 1, 2018 and ending on March 15, 2018, provided Employee has executed and not revoked the release required by Section 9 (Release).
4.    Termination of Employment.
(a)    Termination by Company without Cause. Company may terminate Employee’s employment without “Cause” prior to the Retention Date (including following a Change in Control). If Company terminates Employee’s employment without Cause pursuant to this Section, Employee will receive a Pro Rata Retention Bonus (as defined below). Employee also shall be eligible for a Pro Rata Restricted Stock Rights Award (as defined below). In order to receive the Pro Rata Retention Bonus and the Pro Rata Restricted Stock Rights Award, Employee must execute and not revoke the release required by Section 9 (Release) at the time specified in Section 9 (Release). In such instance, Employee also may be entitled to receive severance or retention benefits pursuant to the PNM Resources, Inc. Non-Union Severance Pay Plan or the PNM Resources, Inc. Officer Retention Plan if the requirements of the plans are met.
(b)    Termination by Company for Cause. If Company terminates Employee’s employment for “Cause” prior to a Retention Date, Employee will not be entitled to receive any Retention Bonus or any Restricted Stock Rights Award for any Retention Date after the date of Employee’s termination.
(c)    Termination by Employee. If Employee terminates employment for any reason prior to a Retention Date, Employee will not be entitled to receive any Retention Bonus or any Restricted Stock Rights Award for any Retention Date after the date of Employee’s termination.
5.    Disability.
If Employee becomes Disabled prior to the Retention Date, Employee will receive a Pro Rata Retention Bonus and a Pro Rata Restricted Stock Rights Award. As a condition to receiving the Pro Rata Retention Bonus and the Pro Rata Restricted Stock Rights Award, Employee must execute and not revoke the release required by Section 9 (Release) at the time specified in Section 9 (Release).
6.    Death.
If Employee dies prior to a Retention Date, Employee will receive a Pro Rata Retention Bonus and a Pro Rata Restricted Stock Rights Award.

7.    Discretionary Credits Allocated to ESP II.
If Employee satisfies the requirements of Section 3 (Retention Bonus and Restricted Stock Rights Award), Section 4(a) (Termination of Employment – Termination by Company without Cause), Section 5 (Disability) or Section 6 (Death), the Committee shall allocate Discretionary Credits equal to the applicable Retention Bonus or Pro Rata Retention Bonus to Employee’s Discretionary Credit Account in the ESP II as of the date set forth in Section 9 (Release). The Discretionary Credits shall be paid in the form of annual installments over five (5) years in accordance with the terms of the ESP II. If Employee dies before the expiration of the installment period, the remaining installment distributions will be paid in a single lump sum payment to Employee’s designated beneficiary. Distribution of the Discretionary Credits will begin on the earliest of Employee’s Separation from Service (as defined in ESP II), death or Disability (as defined in ESP II). If Employee is a Specified Employee (as defined in ESP II), distributions due to Separation from Service will begin on the date which is six months after Employee’s Separation from Service. Employee hereby agrees to the terms and provisions of the ESP II. Employee does not have the right to select the time and form of payment of the Discretionary Credits. If Employee does not execute the release as described in Section 9 (Release), such Discretionary Credits shall be forfeited.
8.    Definitions.
The following words and phrases shall have the meanings set forth in this Section 8, unless a clearly different meaning is required by the context in which the word or phrase is used in this Agreement:
(a)    “Cause.” For purposes of this Agreement, “Cause” shall have the meaning set forth in the PNM Resources, Inc. Officer Retention Plan.
(b)    “Change in Control.” For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the PNM Resources, Inc. Officer Retention Plan.
(c)    “Disability.” For purposes of this Agreement, “Disability” or “Disabled” shall have the meaning set forth in the ESP II.
(d)    “Pro Rata Retention Bonus.” Employee shall be entitled to receive a Pro Rata Retention Bonus if Employee is terminated without Cause or Employee dies or becomes Disabled. The amount of the “Pro Rata Retention Bonus” will equal $375,000 less any portion of Retention Bonus 1 previously paid to Employee multiplied by the following fraction:
The numerator of the fraction is the number of days that elapse between January 1, 2015 and the date on which Employee is terminated by Company without Cause, dies or becomes Disabled. The denominator of the fraction is 1,095.
The Pro Rata Retention Bonus shall be allocated to the ESP II as a Discretionary Credit in accordance with Section 7 (Discretionary Credits Allocated to ESP II). The Pro Rata Retention Bonus will be credited to the ESP II as of the date of Employee’s termination without Cause, death or Disability. Employee does not have the right to receive cash in lieu of the Pro Rata Retention Bonus.

(e)    “Pro Rata Restricted Stock Rights Award.” Employee shall be entitled to receive a Pro Rata Restricted Stock Rights Award if Employee is terminated without Cause or Employee dies or becomes Disabled. The Grant Date for the Pro Rata Restricted Stock Rights Award will be the date of Employee’s termination without Cause, death or Disability. The amount of the “Pro Rata Restricted Stock Rights Award” will equal Restricted Stock Rights Awards 1 and 2 less any portion of Restricted Stock Rights Award 1 previously paid to Employee multiplied by the following fraction:
The numerator of the fraction is number of days that elapse between January 1, 2015 and the date on which Employee is terminated by Company without Cause, dies or becomes Disabled. The denominator of the fraction is 1,095.
The Pro Rata Restricted Stock Rights Award shall be paid to Employee within sixty (60) days following the date of his termination of employment, death or Disability provided Employee has executed the release as required by Section 9 (Release). Payments of the Pro Rata Restricted Stock Rights Awards will be made in the form of Stock of PNMR.
9.    Release.
The Retention Bonus or Pro Rata Retention Bonus shall be allocated as Discretionary Credits to the ESP II as of the earliest of (1) the applicable Retention Date, (2) Employee’s termination by Company without Cause (including death), or (3) Employee’s Disability (the “Crediting Date”). As a condition to receiving the Retention Bonus or Pro Rata Retention Bonus and the Restricted Stock Rights Award or the Pro Rata Restricted Stock Rights Award, Employee must execute and not revoke a full and general release, releasing all claims that Employee may have against Company and any Affiliate of Company arising out of and related to Employee’s employment or termination of employment with Company or its Affiliates. Such release shall be prepared by Company. Employee shall receive the Release within five (5) days of the Crediting Date. Employee shall have until the later of (1) 21 days or (2) the date on which the Employee is informed of the level of satisfaction of the Performance Deliverables to review the Release and sign it and return it to Company. In no event may Employee return the Release after March 7 of the calendar year following the Retention Date. Employee shall have seven (7) days to revoke the Release. If Employee does not sign the Release within the required time period or if Employee revokes the Release, the Discretionary Credits credited to Employee’s ESP II Account shall be forfeited and Employee will not receive the Restricted Stock Rights or the Pro Rata Restricted Stock Rights Award. For the avoidance of doubt, a Release will not be required in the event of Employee’s death.
10.    Clawback.
The Retention Bonus and the Restricted Stock Rights Awards are subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or PNMR policy. Employee hereby agrees to return the full amount required by applicable law or PNMR policy.

11.    Binding Nature of Agreement.
This Agreement will be binding upon and inure to the benefit of Employee and PNMR, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee.
12.    Severability.
If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same will in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
13.    Amendment or Waiver.
No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Employee and an authorized officer of PNMR. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of any other condition or provision at any time.
14.    Governing Law.
This Agreement will be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of New Mexico.
15.    Entire Agreement.
This Agreement embodies the entire agreement of the Parties respecting the payment of a Retention Bonus and Restricted Stock Rights Award to Employee.
16.    Further Assurances.
Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.
17.    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
18.    Dispute Resolution.
Any dispute over this Agreement must first be submitted in writing to the Vice President, Human Resources of PNMR, within ten (10) days of Employee becoming aware of the dispute. The President and Chief Executive Officer will issue a written decision on the dispute within ten (10) days of receipt. If Employee disagrees with the decision, Employee may appeal to the

Committee within ten (10) days of receipt of the decision. The Committee will issue its decision on the appeal within ten (10) business days of receipt of the appeal. The decision of the Committee shall be final and binding on all Parties to this Agreement.
19.    Section 409A Compliance.
(a)    Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
(b)    No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement other than the elections made in Section 7 (Discretionary Credits Allocated to ESP II), which elections are irrevocable.
(c)    Compliant Operation and Interpretation. This Agreement shall be administered in accordance with Section 409A or an exception thereto, and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto. Although this Agreement has been designed to comply with Section 409A or to fit within an exception to the requirements of Section 409A, PNMR specifically does not warrant such compliance. Employee remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.
IN WITNESS WHEREOF, PNMR and Employee have caused this Agreement to be executed as of the date set forth below.
PNM RESOURCES, INC
By: /s/ Patrick V. Apodaca
Its: SVP and General Counsel
December 9, 2014
Date
Charles N. Eldred
Employee’s Name (printed)
/s/ Charles N. Eldred
Employee’s Signature
December 9, 2014
Date

Appendix A

Performance Deliverables for December 31, 2016 Retention Date
Achieve a six percent (6%) rate of earnings growth between 1/1/15 to 12/31/2016. The rate of earnings growth is the number, expressed as a percentage, determined by dividing the Incentive Earnings Per Share for calendar year 2016 by the Incentive Earnings Per Share for calendar year 2014 and then subtracting 1 from the quotient.

The following is an example of the calculation:
•    The Incentive Earnings Per Share in calendar year 2014 is 1.10.
•    The Incentive Earnings Per Share in calendar year 2016 is 1.17.
•    Divide 1.17 by 1.10 and subtract the result by 1.
•    The result is 6%.

Incentive Earnings Per Share shall be as defined in the Officer Annual Incentive Plan for the applicable year.

Performance Deliverables for December 31, 2017 Retention Date
Achieve a nine percent (9%) rate of earnings growth between 1/1/15 to 12/31/2017. The rate of earnings growth is the number, expressed as a percentage, determined by dividing the Incentive Earnings Per Share for calendar year 2017 by the Incentive Earnings Per Share for calendar year 2014 and then subtracting 1 from the quotient.

The following is an example of the calculation:
•    The Incentive Earnings Per Share in calendar year 2014 is 1.10.
•    The Incentive Earnings Per Share in calendar year 2017 is 1.20.
•    Divide 1.20 by 1.10 and subtract the result by 1.
•    The result is 9%.

Incentive Earnings Per Share shall be as defined in the Officer Annual Incentive Plan for the applicable year.

A-1